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                                                                    Exhibit 18.1

Board of Directors
Motorcar Parts & Accessories, Inc.


As stated in note D to the consolidated financial statements of Motorcar Parts & Accessories, Inc. and Subsidiaries (the "Company") for the year ended March 31, 2000, the Company changed its accounting policy for valuation of its inventory of cores. Under the new accounting methodology, in recording its inventory of cores at the lower of cost or market, the Company determines the market value based on comparisons to current core broker prices. Such values are normally less than the cost of the core, which is the amount credited to customer's accounts when cores are returned to the Company as trade-ins. In prior years when the Company valued its inventory at the lower of cost or market, cost and market were deemed essentially the same and were determined by the weighted average of the repurchase price of cores acquired from the Company's customers and the price of cores purchased from core brokers. Management believes the newly adopted accounting principle is preferable in the circumstances because the new methodology better reflects the economics of its business while providing a better measurement under generally accepted accounting principles. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find unreasonable.


Very truly yours,


/s/ Grant Thornton LLP